                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of AmeriCredit Corp. on Form S-8 (File Nos. 33-39883, 33-39881, 33-56501, 33-48162,
33-41203 and 33-01111) and Form S-3 (File Nos. 333-52283, 333-575157 and 33-
52679) of our report, dated August 4, 1998, except for Note 14 for which the date is September 30, 1998 and except for Note 2 for which the date is January 14, 1999, on our audits of the consolidated financial statements of AmeriCredit Corp. as of June 30, 1998 and 1997 and for the three years in the period ended June 30, 1998, which report is included in this Annual Report on Form 10-K/A.




Fort Worth, Texas
February 16, 1999